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                                 FINAL EXTENSION
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                                      AIMCO

                             AIMCO PROPERTIES, L.P.
                    c/o River Oaks Partnership Services, Inc.
                  P.O. Box 2065 S. Hackensack, N.J. 07606-2065
                                 (888) 349-2005

                                  June 10, 2002

Dear Limited Partner:

         You should have already received the tender offer documents we recently mailed you, together with supplemental information regarding your units of limited partnership interest in FOX STRATEGIC HOUSING INCOME PARTNERS. BY THIS LETTER, WE ARE NOTIFYING YOU THAT WE HAVE EXTENDED THE TENDER OFFER UNTIL MIDNIGHT, NEW YORK TIME, ON JUNE 25, 2002. As of June 7, 2002, 289.00 units, or 1.08%, had been tendered to us in response to this offer.

         Our offer provides you with an opportunity to gain liquidity for your investment, and to eliminate the cost and record keeping associated with limited partnership tax reporting. If we purchase your tendered units, you will receive cash, but you may recognize a gain or loss for federal income tax purposes. However, you will not receive a K-1 in respect of your partnership income or loss after the tax year in which your units are purchased. If you retain your units, you will continue to be a limited partner. However, you may not be able to liquidate your investment until the partnership terminates.

         WE DO NOT INTEND TO MAKE ANY FURTHER TENDER OFFERS FOR INTERESTS IN YOUR PARTNERSHIP. As you know, the market for units in the partnership is illiquid, and it may be difficult to sell your investment in the partnership in the future.

         If you have any questions or need assistance in completing the enclosed Acknowledgment and Agreement, please contact our information agent, River Oaks Partnership Services, Inc., toll free, at (888) 349-2005.

         IF YOU HAVE ALREADY RESPONDED TO OUR OFFER, PLEASE DISREGARD THIS
LETTER.

                                                          AIMCO PROPERTIES, L.P.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.
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               By Mail:                        By Overnight Courier:                       By Hand:
             P.O. Box 2065                         111 Commerce Road                   111 Commerce Road
    S. Hackensack, N.J. 07606-2065             Carlstadt, N.J. 07072                 Carlstadt, N.J. 07072
                                            Attn.: Reorganization Dept.           Attn.: Reorganization Dept.

                                           For information, please call:
       TOLL FREE: (888) 349-2005                                                 Via Facsimile: (201) 460-2889
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